UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     August 25, 2005

BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27478	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (773) 380-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 1.01	Entry into a Material Definitive Agreement.

On August 30, 2005, Bally Total Fitness Holding Corporation (“Bally” or “Company”) entered into an amendment and waiver to its existing senior secured credit agreement with JPMorgan Chase Bank as Agent and the several banks and other financial institutions as parties thereto (the “Credit Agreement”). The amendment and waiver, among other things, (i) permits payment of the consent fees to the holders of the 10-1/2% Senior Notes due 2011 (the “Senior Notes”) and the 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Surordinated Notes”), (ii) permits certain expenses to be added back to the Company’s EBITDA in connection with financial covenant calculations under the Credit Agreement, (iii) excludes certain consent fees from interest expense in calculating the EBITDA to interest expense ratio under the Credit Agreement, (iv) reduces the EBITDA to interest expense ratio to 1.65x from 1.70x for the quarter ending March 31, 2006, and (v) limits revolver borrowings and requires repayment of revolver borrowings under the Credit Agreement if Bally's unrestricted cash exceeds certain levels.

The preceding description of the terms of the amendment to the Credit Agreement is qualified in its entirety by reference to the text of the amendment, which is attached hereto as Exhibit 10.1.

On August 25, 2005, Bally announced it entered into Consent Agreements with certain holders of the Senior Subordinated Notes, pursuant to which such holders agreed, subject to the terms and conditions set forth therein, to consent to the waiver through November 30, 2005 of the financial reporting covenant default under the indenture governing the Senior Subordinated Notes. In exchange for such consents, Bally agreed to pay to the holders of Senior Subordinated Notes who are “accredited investors” under applicable securities laws and who consent to the waiver, at the holder’s election, either 9.2308 shares of the Company’s common stock, which will not be registered under federal or state securities laws, or $20.00 in cash for each $1,000 principal amount of Senior Subordinated Notes as to which consent is delivered.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Consent Agreements described above, Bally agreed to pay to the holders of Senior Subordinated Notes who are “accredited investors” under applicable securities laws and who consent to the waiver, at the holder’s election, either 9.2308 shares of the Company’s common stock, which will not be registered under federal or state securities laws, or $20.00 in cash for each $1,000 principal amount of Senior Subordinated Notes as to which consent is delivered. Holders of at least 43% of the Senior Subordinated Notes have agreed under the terms of the Consent Agreement to receive shares of common stock as their consent payment. In addition, Bally has the option to sell additional shares of common stock for cash to one of the holders of the Senior Subordinated Notes to fund all or part of payments to other holders of Senior Subordinated Notes who receive their consent payment in cash.

All of the shares of common stock will be issued by Bally without registration under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) thereof. In that regard, only holders of Senior Subordinated Notes who certify to Bally that they are “accredited investors” (as defined under Rule 501 of Regulation D) will be offered the opportunity to elect to receive as their consent payment in shares of common stock. The holder of Senior Subordinated Notes who has agreed to purchase additional shares of common stock from Bally has represented to Bally in the consent agreement that it is an “accredited investor.”

Item 8.01	Other Events.

On August 31, 2005, the Company announced that it had received consents from holders of a majority of its outstanding Senior Notes and Senior Subordinated Notes to an extension through November 30, 2005 of the waiver of the financial reporting covenant default under the indentures governing the notes.

The Company also announced that it will commence promptly a new consent solicitation to holders of Senior Subordinated Notes in order to permit all holders of Senior Subordinated Notes to receive the consideration payable to the holders who entered into consent agreements with the Company.

The Company also announced that it had obtained lender consent to amend its existing senior secured credit facility to permit, among other things, payment of the consent fees to the holders of the Senior Notes and Senior Subordinated Notes.

The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.1	Second Amendment and Waiver, dated as of August 30, 2005, under the Credit Agreement, dated as of November 18, 1997, as amended and restated as of October 14, 2004, as amended as of March 31, 2005, as amended as of August 9, 2005 among Bally Total Fitness Holding Corporation, a Delaware corporation, the lenders parties thereto, JPMorgan Chase Bank, N.A., as agent for the lenders, Deutsche Bank Securities, Inc., as syndication agent, and LaSalle Bank National Association, as documentation agent.

99.1	Press release dated August 31, 2005 announcing receipt of waiver of financial reporting covenant default from holders of the Senior Notes and Senior Subordinated Notes, commencement of a new consent solicitation to holders of Senior Subordinated Notes, and amendment of the Credit Agreement.

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: August 31, 2005	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel